                        NEWS RELEASE

Media Inquiries:	Investor Inquiries:
eNucleus	eNucleus
Jeff Batie, tel 360.567.3435	Investor Relations, tel 847.640.0909, ext 555
pr@enucleus.com	investorrelations@enucleus.com

ENUCLEUS, INC. ANNOUNCES EXECUTIVE MANAGEMENT CHANGES

▪	Steve G. Vogel Appointed to Chief Financial Officer
▪	Arnold Kwong Named Senior Vice President, Business Development
▪	Alan R. Ginsberg Named to Board of Directors

VANCOUVER, WA August 22, 2006 - eNucleus, Inc. (ENUI.PK), the Vancouver-based software and business process outsourcing services company, today announced the appointment of two new members to its senior management team, including Steve G. Vogel to the position of Chief Financial Officer and Arnold Kwong to the position of Senior Vice President of Business Development. Vogel will also assume the positions of Treasurer and Secretary for the company and become a member of the Board of Directors. In addition, Alan R. Ginsberg has been named to the board of Directors.

Reporting to CEO, Randy Edgerton, Vogel brings a strong financial and administrative background to eNucleus, with more than 20 years of CFO experience at both public and privately held technology companies. He will be responsible for finance, administration, information systems, legal and human resources functions.

“Steve has exactly the right skill set and background needed to solidify the financial position of eNucleus,” said Randy Edgerton, CEO. “In his broad financial experience, Steve has streamlined accounting processes, increased companies’ valuations, secured funding, negotiated acquisitions and more; all of which will be a valuable asset to eNucleus as the company executes on its near-term strategic plan.”

Vogel is expected to lead the company’s efforts in building a strong financial model and strengthening eNucleus operations. With background as a lawyer and CPA, and his experience in growing profitable technology companies, he is uniquely positioned to play a prominent role within eNucleus’s management team as the company increases focus on its India based BPO business model.

Vogel has served as a consultant to Sanguinity, LLC since November 2003. He has also most recently served as CFO of Webhelp, Inc., a BPO company with a major office in Mumbai, India. There he brought a company that had consumed over $4 million dollars in 2005 to cash flow breakeven in less than four months. Previously, Steve was CFO and SVP of Chordiant Software (NASDAQ: CHRD) where he assisted the company in achieving its first profitable quarter reducing the annual breakeven point from over $120 million in Q4, 2001 to $68 million in Q2, 2003. Steve, as SVP and CFO helped prepare Tessera (NASDAQ:TSRA) for an IPO in 2000. Vogel has also served as VP of Finance and General Counsel at iLogistix, after spending over four years as Microbank Software’s CFO, VP and general counsel. Vogel previously held VP-level positions at Ryder, Corning and Ford Motor Company. Steve, a CPA and CMA, has a Wharton MBA, his LLM from NYU and his JD (cum laude) from Arizona State University.

Vogel replaces John Paulsen, who served as eNucleus CFO since its reorganization in 2003. Paulsen played a key role in both acquisitions and growing eNucleus. John will continue to support eNucleus during the transition.

                        NEWS RELEASE

Media Inquiries:	Investor Inquiries:
eNucleus	eNucleus
Jeff Batie, tel 360.567.3435	Investor Relations, tel 847.640.0909, ext 555
pr@enucleus.com	investorrelations@enucleus.com

Arnold Kwong, named to the position of Senior Vice President of Business Development, has more than 30 years experience in products and services operations. His product background includes work at the Gartner Group, and other large firms, on software-based products and services for global markets in education, manufacturing, and the energy industries. “eNucleus products are exciting approaches to the largest opportunity markets in human services, energy, manufacturing, and business services,” Kwong said.

Kwong’s diverse background includes positions as CEO and COO in the technology industry and 10 years as an independent management and technology consultant. His product background includes all aspects of product life cycles - driven by market need, technological innovation, production innovation, regulatory compliance, services, and product extension.

Edgerton commented, “With Arnold’s strong computer sciences background and expertise in real time data collection, eNucleus will now have the opportunity to mine a wealth of data from its considerable maintenance database and offer its clients greatly enhanced diagnostic and predictive maintenance reporting services.”

Alan R. Ginsberg, named to the Board, is a business consultant, an attorney, and a student of American History and Literature at the Graduate School of Arts and Sciences at Columbia University. He was formerly a high yield bond research analyst and research manager from 1998 through 2000 at Barclays Capital, a high yield bond research analyst and research manager at Smith Barney from 1993 through February 1998, a high yield bond research analyst at Bear Stearns from 1990 through 1993, and a high yield research analyst at Drexel Burnham Lambert from 1986 through February 1990. He earned his BA from SUNY @ Binghamton and a JD from Boston University School of Law.

About eNucleus

eNucleus, Inc. is a Vancouver, Wash. based provider of technology enabled business process outsourcing and hosted software (SaaS) solutions. eNucleus provides “back office” support services through its offshore BPO center in Ahmedabad, India, and offers a variety of technology
solutions including FuelPilot, OilPilot, and BenefitsAccelerator.   Visit www.eNucleus.com, www.FuelPilot.com, www.OilPilot.com and www.BenefitsAccelerator.com for more information.

Forward-Looking Statements

The information contained in this press release, including any "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 contained herein, should be reviewed in conjunction with the Company's annual report, financial filings and other publicly available information regarding the Company, copies of which are available from the Company upon request as well as with its periodic SEC filings. Such publicly available information sets forth many risks and uncertainties related to the Company's business and such statements, including risks and uncertainties related to that are unpredictable and outside of the influence and/or control of the Company.

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